As filed with the Securities and Exchange Commission on July 22, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PartnerRe Ltd.
(Exact name of Registrant as specified in its charter)

Bermuda	Not Applicable
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

96 Pitt Bay Road
Pembroke HM 08
Bermuda
(441) 292-0888
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

PartnerRe Ltd.
2003 Non-Employee Directors Stock Plan
(Full title of the plan)

c/o Scott D. Moore
PartnerRe U.S. Corporation
One Greenwich Plaza
Greenwich, CT 06830-6352
(203) 485-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Albert A. Benchimol Executive Vice President & Chief Financial Officer 96 Pitts Bay Road Pembroke HM 08 Bermuda (441) 292-0888	Richard J. Sandler, Esq. Ethan T. James, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common shares, $1.00 par value	1,000,000 shares	$50.88	$50,880,000	$4,116

(1)	Represents 1,000,000 common shares of PartnerRe Ltd., par value $1.00 per share (the “Common Shares”), authorized to be issued pursuant to the PartnerRe Ltd. 2003 Non-Employee Directors Stock Plan (the“Plan”). In addition, this Registration Statement covers an in determinable number of additional shares as may hereafter be offered or sold, pursuant to the Plan, to prevent dilution resulting from shares splits, shares dividends or similar transactions effected without the receipt of consideration and pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, and based on the average of the high and low prices reported on July 17, 2003 on the consolidated tape for New York Stock Exchange listed companies.

(3)	Calculated by multiplying the aggregate offering price by .0000809.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

     The following documents, filed with the Securities and Exchange Commission (the “Commission”) by PartnerRe Ltd., a Bermuda company (the “Company”), are incorporated by reference into the Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2002, filed with the Commission on March 28, 2003, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 17, March 28 (“Risk Factors”), April 28, May 2 and May 8, 2003, pursuant to the Exchange Act and the Company’s Quarterly Report on Form 10-Q, filed with the Commission on May 15, 2003, pursuant to the Exchange Act; and

(c)	The description of the Common Shares, which is contained in the Company’s Registration Statement on Form S-3, filed with the Commission on April 30, 2003, pursuant to the Securities Act.

     In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents.

Item 4.   Description of Securities

     Inapplicable.

Item 5.   Interests of Named Experts and Counsel

     Ms. Christine Patton, who is giving an opinion upon the validity of the securities being registered, is general counsel and secretary of the Company.

Item 6.   Indemnification of Directors and Officers

     Section 98 of the Companies Act of 1981 of Bermuda (the “Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from the fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

     We have adopted provisions in our Bye-Laws that provide that we shall indemnify our officers and directors to the maximum extent permitted under the Act, except where such liability arises from fraud, dishonesty, willful negligence or default.

     We have entered into employment agreements with certain of our executive officers which each contain provisions pursuant to which we have agreed to indemnify the executive as required by the Bye-Laws and maintain customary insurance policies providing for indemnification.

     We have purchased insurance on behalf of our directors and officers for liabilities arising out of their capacities as such.

Item 7.   Exemption from Registration Claimed

     Inapplicable.

Item 8.   Exhibits and Financial Statement Schedules

     (a)  The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Ms. Christine Patton, General Counsel of PartnerRe Ltd.

15.1	Letter regarding Unaudited Interim Financial Information

23.1	Consent of Deloitte & Touche

23.2	Consent of Ms. Christine Patton, General Counsel of PartnerRe Ltd. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

Item 9. Undertakings

1	The undersigned registrant hereby undertakes that:

	(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

	(b)	for the purpose of determining any liability under the Securities Act, each such post-effective amendmentshall be deemed to be a new registration statement relating to the securities offered therein, and theoffering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	To remove from registration by means of a post-effective amendment any of the securities being registeredwhich remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in Pembroke, Bermuda, on this 22nd day of July, 2003.

PARTNERRE LTD.

	By:	/s/ Albert Benchimol

Name: Albert Benchimol
Title: Executive Vice President and Chief Financial Officer
Date: July 22, 2003

     Each of the undersigned directors and/or officers of PartnerRe Ltd., a company organized under the laws of Bermuda, hereby constitutes and appoints Albert A. Benchimol and Christine Patton, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and deliver this registration statement on Form S-8 and any and all amendments (including post-effective amendments) hereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick A. Thiele	President, Chief Executive Officer and	7/22/03
Director
Patrick A. Thiele	(Principal Executive Officer)

/s/ Albert A. Benchimol	Executive Vice President and Chief Financial Officer	7/22/03
(Principal Financial and Accounting Officer)
Albert A. Benchimol

/s/ John A. Rollwagen	Chairman of the Board of Directors	7/22/03

John A. Rollwagen

/s/ Robert Baylis	Director	6/11/03

Robert Baylis

/s/ Jan H. Holsboer	Director	6/15/03

Jan H. Holsboer

Signature	Title	Date

/s/ Jean-Paul Montupet	Director	7/22/03

Jean-Paul Montupet

/s/ Rémy Sautter	Director	7/22/03

Rémy Sautter

/s/ Lucio Stanca	Director	7/22/03

Lucio Stanca

/s/ Kevin M. Twomey	Director	7/22/03

Kevin M. Twomey

/s/ Jürgen Zech	Director	7/22/03

Jürgen Zech

PARTNERRE U.S. CORPORATION

By:	/s/ Scott D. Moore

Name: Scott D. Moore Title: President and Chief Executive Officer Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Ms. Christine Patton, General Counsel of PartnerRe Ltd.

15.1	Letter regarding Unaudited Interim Financial Information

23.1	Consent of Deloitte & Touche

23.2	Consent of Ms. Christine Patton, General Counsel of PartnerRe Ltd. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)